Exhibit 99.1

Akebia Therapeutics Names Rita Jain, M.D. as Chief Medical Officer

CAMBRIDGE, Mass. – May 25, 2017 – Akebia Therapeutics, Inc. (NASDAQ:AKBA), a biopharmaceutical company focused on delivering innovative therapies to patients with kidney disease through the biology of hypoxia-inducible factor (HIF), today announced the appointment of Rita Jain, M.D. as Senior Vice President and Chief Medical Officer. Dr. Jain will be responsible for leading the clinical development of the Company’s HIF pipeline, including the global Phase 3 development program for vadadustat, an oral HIF stabilizer in development for the treatment of anemia related to chronic kidney disease. Dr. Jain succeeds Brad Maroni, M.D. who will remain at Akebia as a medical advisor.

“Rita has more than 20 years of drug development experience, and having directed multiple registration trials as well as a large cardiovascular patient outcomes-driven trial, her expertise will be particularly relevant to her role at Akebia,” said John P. Butler, President and Chief Executive Officer of Akebia. “Her experience working with key opinion leaders and collaborators will be important as we complete clinical development of vadadustat, prepare for regulatory submissions and set the stage for commercialization. I’d like to thank Brad for his many contributions to the development of vadadustat and our pipeline, and we are pleased that he will be an advisor to Akebia.”

Dr. Jain joins Akebia from AbbVie where she most recently was the Vice President of Men’s and Women’s Health and Metabolic Development. During her time at AbbVie and Abbott she oversaw the development of more than 15 new chemical entities and marketed products. She has also held leadership roles at Pharmacia Corp., as well as a faculty position at the North Shore University Hospital where she was the Director of the Program in Novel Therapeutics. Dr. Jain earned her M.D. at the State University of New York at Stony Brook School of Medicine and her B.S. from LIU/C.W. Post.

“I am excited to join Akebia at a pivotal time in the global Phase 3 development program for vadadustat,” said Dr. Jain. “The strong foundation of clinical data from 15 trials of vadadustat gives me great confidence in our Phase 3 program, and underscores the potential of vadadustat to help patients living with anemia related to chronic kidney disease. I look forward to working with my colleagues at Akebia, investigators and the regulatory authorities to bring this innovative treatment to patients.”

About Anemia Associated with CKD

Anemia results from the body’s inability to coordinate red blood cell production in response to lower oxygen levels due to the progressive loss of kidney function with inadequate erythropoietin production. Left untreated, anemia significantly accelerates patients’ overall deterioration of health with increased morbidity and mortality. Anemia is currently treated with injectable recombinant erythropoiesis stimulating agents, which are associated with inconsistent hemoglobin responses and well-documented safety risks. The prevalence of anemia increases with the severity of CKD and is higher in people with CKD who are over age 60.

About Akebia Therapeutics

Akebia Therapeutics, Inc. is a biopharmaceutical company headquartered in Cambridge, Massachusetts, focused on delivering innovative therapies to patients with kidney disease through hypoxia-inducible factor biology. Akebia’s lead product candidate, vadadustat, is an oral, investigational therapy in development for the treatment of anemia related to chronic kidney disease in both non-dialysis and dialysis patients. Akebia’s global Phase 3 program for vadadustat, which includes the PRO2TECT studies for non-dialysis patients with anemia secondary to chronic kidney disease and the INNO2VATE studies for dialysis-dependent patients, is currently ongoing. For more information, please visit our website at www.akebia.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements include those about Akebia’s strategy, future plans and prospects, including statements regarding the potential commercialization of vadadustat if approved by regulatory authorities, and the potential indications and benefits of vadadustat. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including the risk that existing preclinical and clinical data may not be predictive of the results of ongoing or later clinical trials; the funding required to develop Akebia’s product candidates and operate the company, and the actual expenses associated therewith; the actual costs incurred in the Phase 3 studies of vadadustat and the availability of financing to cover such costs; the timing and content of decisions made by the FDA and other regulatory authorities; the actual time it takes to initiate and complete research and development; the success of competitors in developing product candidates for diseases for which Akebia is currently developing its product candidates; and Akebia’s ability to obtain, maintain and enforce patent and other intellectual property protection for vadadustat and its other product candidates. Other risks and uncertainties include those identified under the heading “Risk Factors” in Akebia’s Annual Report on Form 10-Q for quarter ended March 31, 2017, and other filings that Akebia may make with the Securities and Exchange Commission in the future. Akebia does not undertake, and specifically disclaims, any obligation to update any forward-looking statements contained in this press release.

Akebia Contact:

Theresa McNeely

SVP, Corporate Communications

and Investor Relations

617-844-6113; tmcneely@akebia.com

###